Exhibit 99.1

Sensus Healthcare Reports Fourth Quarter and Full Year 2020 Financial Results

Achieves fourth quarter net income of $1.0 million on revenues of $5.1 million

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (February 25, 2021) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and 12 months ended December 31, 2020.

Highlights from the fourth quarter of 2020 and recent weeks include the following (all comparisons are with the fourth quarter of 2019, unless otherwise indicated):

●	Shipped 18 systems during the quarter, including 12 domestic direct sales and three systems to China
●	Shipped a system to Holy Name Medical Center in Teaneck, New Jersey to deliver superficial radiation therapy (SRT) to the lungs of COVID-19 patients with pneumonia
●	The Centers for Medicare and Medicaid Services (CMS) significantly increased reimbursement for the main SRT code along with meaningful increases in Evaluation & Management (E/M) codes
●	The Journal of Clinical and Aesthetic Dermatology published a retrospective study showing keloidectomy followed by SRT had an approximate 10% recurrence rate, compared with an expected recurrence rate of more than 80% following surgical excision alone
●	Maintained customer support during the COVID-19 pandemic via frequent direct outreach and a series of online programs highlighting the benefits of SRT to treat non-melanoma skin cancer
●	Launched new FDA-cleared aesthetic lasers via Sensus Laser Aesthetic Services (SLAS), the company’s mobile aesthetic laser business
●	Continued generating recurring revenue via the Sentinel™ IT Solutions package, now included in just-launched aesthetic lasers as well as SRT-100 Vision™ systems
●	Revenues were $5.1 million, compared with $8.5 million a year ago and up from $1.6 million in the third quarter of 2020
●	Net income was $1.0 million, or $0.06 per diluted share, unchanged from the prior year
●	Adjusted EBITDA, a non-GAAP financial measure, was $1.3 million for both fourth quarter of 2020 and 2019

Management Commentary

“Revenues improved significantly during the fourth quarter compared with the first three quarters of the year. Reflecting our keen attention to operating expenses. We generated net income of $1.0 million for the quarter, a positive finish to a very challenging year,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “While our business continues to be impacted by the pandemic, the cautious reopening of regional economies across the U.S. allowed Sensus to resume sales. We were delighted to ship 18 SRT systems during the quarter, including 12 domestic direct sales and three to China. We are cautiously optimistic that markets will recover during the coming year, and plan to step up select hiring in our sales organization.

“During the fourth quarter, two clinical studies on the use of SRT for the prevention of keloid recurrence were published. One showed keloidectomy followed by SRT had an approximate 10% recurrence rate, compared with an expected recurrence rate of more than 80% following surgical excision alone. The other showed that a single low dose of SRT following excision of 14 keloids had an approximate 6.25% recurrence rate at six months, and for the 10 patients available for follow-up at 24 months none of the keloids had recurred.

“We were delighted that CMS revalued our main code following years of lobbying, issuing a new, final reimbursement amount for CPT® code 77401 of approximately $44 per treatment, effective January 1, 2021.  In addition, E/M codes that CMS directs users of SRT to utilize have increased by 30%. Other codes were revalued upward for the ultrasound capability in our SRT-100 Vision systems. Zoom Meetings to present these new coding values have been scheduled, hosted by Dr. Mark Nestor, President of the American Cutaneous Oncology Society (ACOS). We are pleased our physician customers will now be provided with a more fair and equitable reimbursement for a procedure with favorable outcomes without the potential complications. While in the midst of peak Covid – 19 conditions, SRT was proven a valuable tool for our physicians and their patients and should become part of “best practices” procedure in the new normal post Covid-19 as well. We believe new reimbursement amounts will catalyze additional physician interest in adding SRT to their treatment armamentarium.

“Although COVID-19 impacted sales, it also presented an opportunity for Sensus to offer a treatment for pneumonia in COVID-19 patients by delivering superficial radiation to the lung. We shipped an SRT system to Holy Name Hospital in Teaneck, New Jersey, a hospital on the forefront of COVID-19 therapy. We expect to receive data on the efficacy of our system for this use during the next weeks and note that preliminary data suggest a positive therapeutic effect. Our SRT systems are well-suited for COVID-19 as they are portable and allow for bedside treatment in the intensive care unit, rather than transporting patients to a cancer treatment center for radiation therapy and possibly exposing vulnerable patients to the virus.”

Mr. Sardano added, “We have 510(k) clearance for four aesthetic lasers equipped with our Sentinel™ IT Solutions software to be introduced by the end of the first quarter 2021. Sentinel provides asset management and HIPAA-compliant patient data and storage capability, and also contains the software necessary to support shared service models including direct patient billing.  We have integrated these lasers into SLAS, our mobile aesthetic laser division that we expect will become a meaningful source of revenue growth, in particular as we roll out two disruptive rental strategies during the first quarter of 2021. These strategies are designed to generate consistent revenue for Sensus, while providing physician customer with access to multiple lasers. We are also looking at expanding our mobile aesthetic laser business beyond Florida via strategic transactions.

“Business in China picked up during the fourth quarter with the sale of three systems. Plus, as of January 1, 2021 we have a new distribution partner for China and Hong Kong. Our new VP of international sales has developed an extensive network of prospects in China, and we are optimistic that China represents an excellent growth opportunity. In addition, we are finalizing a new distributor in Taiwan and are preparing Sculptura™ for the regulatory process in China. Sculptura is our Anisotropic Radiation Therapy with Beam Sculpting™ capabilities and Robotic Respiratory Tracking for up to 17 different indications.

“I am so very proud of our staff and the way we kept our focus on customers and patients throughout the pandemic. We believe the worst is behind us and that we are well positioned to resume the growth trajectory that was interrupted almost exactly one year ago,” concluded Mr. Sardano.

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2020 were $5.1 million, compared with $8.5 million for the fourth quarter of 2019. The decrease was due to lower number of units sold as a result of COVID-19.

Gross profit for the fourth quarter of 2020 was $3.2 million, or 63.4% of revenues, compared with $5.5 million, or 64.1 % of revenues, for the fourth quarter of 2019.

Selling and marketing expense for the fourth quarter of 2020 was $1.3 million, compared with $2.5 million for the fourth quarter of 2019. The decrease was primarily due to a reduction in tradeshow expense and sales commissions.

General and administrative expense for the fourth quarter of 2020 was $0.8 million, compared with $1.1 million for the fourth quarter of 2019. The decrease primarily reflects the impact of bad debt expense in 2019.

Research and development expense for the fourth quarter of 2020 was $0.8 million, compared with $0.9 million for the fourth quarter of 2019. The decrease was mainly due to lower expenses related to Sculptura development, as commercial production started.

Net income for both the fourth quarter of 2020 and 2019 was $1.0 million, or $0.06 per diluted share.

Adjusted EBITDA for both the fourth quarter of 2020 and 2019 were $1.3 million. Adjusted EBITDA a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and investments were $14.9 million as of December 31, 2020, compared with $15.5 million as of December 31, 2019. The company had a small long-term debt and no outstanding borrowings under its revolving line of credit both during 2020 and as of December 31, 2020.

Full Year 2020 Financial Results

Total revenues for 2020 were $9.6 million, compared with $27.3 million for 2019. Gross profit for 2020 was $5.2 million, or 54.8% of revenue, compared with $17.6 million, or 64.4% of revenue, for 2019. The decrease in revenue, gross profit and gross margin is primarily due to the lower number of units sold, reflecting the impact of COVID-19.

Selling and marketing expense decreased to $5.3 million for 2020 from $9.1 million in the prior year, primarily due to cancellations of trade shows due to COVID-19, a decrease in commission expense due to lower sales, and reduced spending on marketing activities. General and administrative expense was unchanged at $4.0 million for both years. Research and development expense was $4.2 million for 2020, compared with $6.4 million for 2019. The decrease was primarily due to lower spending as the Sculptura project entered commercial production during 2020.

The net loss for 2020 was $(6.8) million, or $(0.42) per share, compared with a net loss of $(1.7) million, or $(0.10) per share, for 2019.

Adjusted EBITDA for 2020 was $(5.8) million, compared with $(0.8) million for 2019.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Net loss, as reported	$1,018,413	$1,039,102	$(6,835,526)	$(1,700,003)
Add:
Depreciation and amortization	238,077	130,591	721,865	545,717
Stock-compensation expense	62,564	158,145	386,483	620,925
Interest, net	(3,274)	(54,711)	(52,555)	(268,290)
Adjusted EBITDA, non-GAAP	$1,315,780	$1,273,127	$(5,779,733)	$(801,651)

Conference Call and Webcast

The Company will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2020 fourth quarter, provide a business update and answer questions. To access the conference call, the dial-in numbers are 888-390-3967 (U.S. and Canada) or 862-298-0702 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed here or in the Investors section of the Company’s website here.

Following the conclusion of the conference call, a replay will be available and can be accessed by dialing 888-539-4649 (U.S. and Canada) or 754-333-7735 (International). At the prompt, enter replay code 155222 followed by the # sign. An archived webcast of the call will also be available in the Investors section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for both oncological and non-oncological conditions. The Sculptura™ modulated robotic brachytherapy radiation oncology system provides targeted directional anisotropic radiation therapy (ART) and brachytherapy utilizing our proprietary, state-of-the-art 3D Beam Sculpting™ to treat patients undergoing cancer treatment during surgery, or at the tumor site, fast and efficiently. Sensus also offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from our international operations; legislation, regulation, or other governmental action , that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Cautionary Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$14,906,976	$8,100,288
Investment in debt securities	—	7,389,407
Accounts receivable, net	3,775,937	14,011,180
Inventories	4,427,109	2,997,120
Prepaid and other current assets	2,061,039	1,505,175
Total current assets	25,171,061	34,003,170
Property and equipment, net	1,355,831	1,082,428
Intangibles, net	337,882	337,351
Deposits	69,393	101,561
Operating lease right-of-use assets, net	1,075,728	1,400,037
Total assets	$28,009,895	$36,924,547
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$2,873,720	$4,779,435
Deferred revenue, current portion	1,491,916	1,191,898
Operating lease liabilities, current portion	303,405	309,524
Product warranties	187,051	187,454
Total current liabilities	4,856,092	6,468,311
Loan payable	266,777	-
Operating lease liabilities, net of current portion	812,124	1,115,529
Deferred revenue, net of current portion	579,292	1,339,285
Total liabilities	6,514,285	8,923,125
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 16,564,311 issued and 16,491,103 outstanding at December 31, 2020; 16,540,478 and 16,485,780 issued and outstanding at December 31, 2019.	165,643	165,404
Additional paid-in capital	43,700,929	43,314,123
Treasury stock, 73,208 and 54,698 shares at cost, at September 30, 2020 and December 31, 2019, respectively.	(309,901)	(252,570)
Accumulated deficit	(22,061,061)	(15,225,535)
Total stockholders’ equity	21,495,610	28,001,422
Total liabilities and stockholders’ equity	$28,009,895	$36,924,547

SENSUS HEALTHCARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenues	$5,094,374	$8,509,409	$9,576,932	$27,263,248
Cost of sales	1,865,815	3,051,269	4,327,839	9,706,104
Gross profit	3,228,559	5,458,140	5,249,093	17,557,144
Operating expenses
Selling and marketing	1,349,443	2,453,383	5,336,427	9,103,136
General and administrative	779,573	1,070,695	3,989,110	4,004,682
Research and development	842,185	949,671	4,157,430	6,417,619
Total operating expenses	2,971,201	4,473,749	13,482,967	19,525,437
Income (loss) from operations	257,358	984,391	(8,233,874)	(1,968,293)
Other income (expense)
Gain on acquisition	-	-	588,011	-
Gain on extinguishment of the PPP loan	757,782	-	757,782	-
Interest, net	3,273	54,711	52,555	268,290
Other income (expense), net	761,055	54,711	1,398,348	268,290
Net income (loss)	1,018,413	1,039,102	(6,835,526)	(1,700,003)
Net income (loss) per share – Basic	$0.06	$0.06	$(0.42)	$(0.10)
Diluted	$0.06	$0.06	$(0.42)	$(0.10)
Weighted average number of shares used in computing net loss per share – Basic	16,453,603	16,405,281	16,434,079	16,323,748
Diluted	16,434,079	16,428,207	16,434,079	16,323,748